Exhibit 5.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form F-10 of our report dated August 23, 2019, except for the subsequent events that occurred on October 7, 2019 and November 4, 2019 as described in Note 32 to the consolidated financial statements, as to which the date is November 7, 2019, relating to the consolidated financial statements of Liminal BioSciences Inc. (formerly Prometic Life Sciences Inc.) as of December 31, 2018 and for the year then ended, which is incorporated by reference in this Registration Statement.

/s/ PricewaterhouseCoopers LLP

Partnership of Chartered Professional Accountants

Montréal, Canada

November 12, 2019